Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-230590 on Form S-8 and the Registration Statement No. 333-229697 on Form F-3 of our reports dated July 10, 2019, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and subsidiaries (together, the “MUFG Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting principle for its method of accounting for unrealized holding gains and losses on equity investment securities due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-01, Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities as discussed in Note 1 to the consolidated financial statements), and the effectiveness of the MUFG Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the MUFG Group for the year ended March 31, 2019.

/s/Deloitte Touche Tohmatsu LLC

Tokyo, Japan

July 10, 2019